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March 17, 2006


RiverSource Variable Portfolio - Strategy Aggressive Fund
AXP Variable Portfolio - Investment Series, Inc.
70100 AXP Financial Center
Minneapolis, MN 55474

RiverSource Variable Portfolio - Mid Cap Growth Fund
AXP Variable Portfolio - Investment Series, Inc.
70100 AXP Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated November 10, 2005 by AXP Variable Portfolio - Investment Series, Inc.,1 a company organized under the laws of Minnesota (the "Corporation"), on behalf of two of its series, RiverSource Variable Portfolio - Strategy Aggressive Fund ("Target Fund") (formerly AXP Variable Portfolio - Strategy Aggressive Fund) and RiverSource Variable Portfolio - Mid Cap Growth Fund ("Acquiring Fund") (formerly AXP Variable Portfolio - Equity Select Fund). The Agreement describes a transaction (the "Transaction") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Sections 7(d) and 8(d) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund is a series of the Corporation, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Target Fund serves as a funding vehicle for variable annuity contracts and variable life insurance policies. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

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1 AXP Variable Portfolio - Investment Series, Inc. expects to change its name to
RiverSource VP Investment Series, Inc. in April of 2006.

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RiverSource Variable Portfolio - Strategy Aggressive Fund
RiverSource Variable Portfolio - Mid Cap Growth Fund

         Acquiring Fund is also a series of the Corporation, which is registered under the 1940 Act as an open-end management investment company. Acquiring Fund serves as a funding vehicle for variable annuity contracts and variable life insurance policies. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated December 16, 2005 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund and paragraph 6 of the letter from Target Fund, each dated as of the date hereof, support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that serves as a funding vehicle for variable annuity contracts and variable life insurance policies and that seeks growth of capital, by investing primarily in equity securities of medium-sized companies.

         Various factors demonstrate the similarity between Target Fund and Acquiring Fund. Both funds employ similar approaches in selecting investments, identifying small- and medium-sized2 companies with effective management, financial strength, growth potential, and competitive market position. Consistent with these similar approaches, Morningstar categorized both funds and their investment styles as "Mid-Cap Growth" as of March 31, 2005 (the "comparison date"), a randomly selected date that reflects the funds' portfolios without reference to the Transaction. In addition, as one would expect from equity funds, each fund invested between 96% and 97% of its net assets in stocks, between 3% and 4% in cash, and 0% in bonds and other assets.

         A comparison of the funds' portfolios indicates that, consistent with the funds' shared goals and strategies, the funds hold stocks with similar characteristics. First, the funds' portfolios are similar in terms of market capitalization. As of the comparison date, the weighted average market capitalization figure of Target Fund, $5.951 billion, was similar to that of Acquiring Fund, $4.873 billion. When compared in terms of the percentage of net assets that each fund invested in stocks of varying market capitalizations, there was a total overlap of 86%, consisting of 62% in mid-cap stock, 22% in large-cap stock, and 2% in small-cap stock.3 In

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2 Acquiring Fund also identifies large-sized companies for potential investment.
3 Rather than using a fixed number of "large-cap" or "small-cap" stocks, Morningstar uses a flexible system that is not adversely affected by overall movements in the market. World equity markets are first divided into seven style


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RiverSource Variable Portfolio - Strategy Aggressive Fund
RiverSource Variable Portfolio - Mid Cap Growth Fund

addition, each fund invested in the market capitalization size groups in approximately the same proportion as each other, with each fund investing the largest percentage (in each case, approximately two-thirds) of its net assets in mid-cap stock, the second largest percentage of its net assets in large- cap stock, and the smallest percentage of its net assets in small-cap stock. Neither fund invested in giant- or micro-cap stock.

         Second, the funds' portfolios have a similar profile with respect to their investments across industry sectors. As of the comparison date, the funds' equity investments were compared using three broad sectors, which were then subdivided into twelve sub-categories. Looking solely at the three broad sectors, the funds shared a total overlap of 87.67%: each fund made the majority of its investments in the services sector (where there was an overlap of 53.37%), each fund made the second largest percentage of its investments in the manufacturing sector (where there was an overlap of 20.84%), and each fund made the smallest percentage of its investments in the information sector (where there was an overlap of 13.46%).

         Upon further dividing these three sectors into twelve sub-categories (services: healthcare services, consumer services, business services, financial services; manufacturing: consumer goods, industrial goods, energy, utilities; and information: software, hardware, media, telecommunications), the funds shared a total overlap of 85.38%. Furthermore, the ranking of the size of each fund's investments in each industry within each sector is exactly the same. Within the services sector (the sector in which each fund made its largest investment), both funds made the largest percentage of their investments in healthcare services, the second largest percentage in business services, the third largest percentage in consumer services, and the smallest percentage in financial services. Within the manufacturing sector, both funds made the largest percentage of their investments in energy, the second largest percentage in industrial materials, the third largest percentage in consumer goods, and neither fund invested in utilities. Within the information sector, both funds made the largest percentage of their investments in hardware, the second largest percentage in software, the third largest percentage in media, and neither fund invested in telecommunications.

         Next, the funds' portfolios are similar in terms of regional exposure. As of the comparison date, greater than 97% of each fund's stock was U.S. stock (Acquiring Fund had not invested in non-U.S. stock, while less than 3% of Target Fund's stock was non-U.S. stock) and greater than 99% of each fund's stock was attributable to North America (less than 1% of Target Fund's stock was attributable to European developing markets).

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zones: (1) United States, (2) Latin America, (3) Canada, (4) Europe, (5) Japan,
(6) Asia excluding Japan, and (7) Australia/New Zealand. The stocks in each style zone are further subdivided into size groups. "Giant-cap" stocks are defined as those that account for the top 40% of the capitalization of each style zone, "large-cap" stocks represent the next 30%, "mid-cap" stocks represent the next 20%, "small-cap" stocks represent the next 7%, and "micro-cap" stocks represent the smallest 3%.

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RiverSource Variable Portfolio - Strategy Aggressive Fund
RiverSource Variable Portfolio - Mid Cap Growth Fund

         Both funds also offer investors similar exposure to growth and income. As of the comparison date, the weighted average P/E ratios of the funds, a measure of growth potential, were close (21.12 for Target Fund and 22.13 for Acquiring Fund). The dividend yields4 were also close (0.34% for Target Fund and 0.36% for Acquiring Fund), and the overall yields5 were identical (0.00%).

         Consistent with the similarity of investment strategies, the funds bear relatively similar risk profiles. As of the comparison date, Target Fund and Acquiring Fund correlated with the S&P 500 to a similar degree, with 3-year betas of 0.94 and 0.81, respectively and 1-year betas of 1.62 and 1.36.6

         The specific characteristics described above (the relative figures and percentages in terms of asset allocation, market capitalization, issuer diversification, regional exposure, P/E ratio, yield, and risk profile) do not constitute fixed aspects of Target Fund and Acquiring Fund's investment strategies. Rather, they reflect the fact that the funds' similar investment strategies have led them to react similarly (by choosing similar portfolios) to the market conditions in place up until the comparison date.

         Consistent with the similarity of the funds, on the date of the Transaction, at least 33 1/3% of Target Fund's portfolio assets will not be required to be sold by virtue of the investment objectives, strategies, policies, risks or restrictions of Acquiring Fund, and Target Fund has not realigned its portfolio prior to the Transaction in order for this to be true. Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks or restrictions after the Transaction. After the Transaction, Acquiring Fund will invest all assets acquired from Target Fund in a manner consistent with the funds' shared investment strategies, as described above and reflected by the aforementioned portfolio data.

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4 Projected dividend yield for a stock is the percentage of its stock price that a company is projected to pay out as dividends. It is calculated by dividing estimated annual dividends per share (DPS) for the current fiscal year by the company's most recent month-end stock price. Morningstar calculates internal estimates for the current year DPS based on the most recently reported DPS and average historical dividend growth rates. This is one of the five value factors used to calculate the Morningstar Style Box. For portfolios, this data point is calculated by taking an asset-weighted average of the dividend yields of all the stocks in the portfolio.
5 Yield, expressed as a percentage, represents a fund's income return on capital investment for the past 12 months. This figure refers only to interest distributions from fixed-income securities, dividends from stocks, and realized gains from currency transactions. Monies generated from the sale of securities or from options and futures transactions are considered capital gains, not income. Return of capital is also not considered income. Morningstar computes yield by dividing the sum of the fund's income distributions for the past 12 months by the previous month's net asset value (adjusted upward for any capital gains distributed over the same time period).
6 Beta is the statistical measure of the degree of variance between a security or fund and a specifically defined market, such as the S&P 500.
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RiverSource Variable Portfolio - Strategy Aggressive Fund
RiverSource Variable Portfolio - Mid Cap Growth Fund

          Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes:

(i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(ii) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(iii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

(iv) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

(v) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

(vi) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

(vii) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

(viii) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and


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RiverSource Variable Portfolio - Strategy Aggressive Fund
RiverSource Variable Portfolio - Mid Cap Growth Fund



(ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

         In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (the "IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 suggests that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of this Transaction are distinguishable from those in the ruling.

         We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end management investment company that serves as a funding vehicle for variable annuity contracts and variable life insurance policies and that seeks growth of capital, by investing primarily in equity securities of medium-sized companies. The funds' portfolios are substantially similar in terms of asset allocation, market capitalization, sector diversification, regional exposure, and risk profile. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. Because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.



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RiverSource Variable Portfolio - Strategy Aggressive Fund
RiverSource Variable Portfolio - Mid Cap Growth Fund


         Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                Very truly yours,

                          /s/   Ropes & Gray LLP
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                                Ropes & Gray LLP